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As filed with the Securities and Exchange Commission on January 26, 2007

Registration No. 333-139423

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
Amendment No. 2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

iSTAR FINANCIAL INC.
(Exact name of Registrant as specified in its charter)

MARYLAND (State or other jurisdiction of incorporation or organization)	6798 (Primary Standard Industrial Classification Code Number)	95-6881527 (I.R.S. Employer Identification Number)

1114 Avenue of the Americas, 27th Floor
New York, New York 10036
(212) 930-9400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jay Sugarman
Chief Executive Officer
1114 Avenue of the Americas, 27th Floor
New York, New York 10036
(212) 930-9400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kathleen L. Werner, Esq.
Clifford Chance US LLP
200 Park Avenue
New York, New York 10166
(212) 878-8000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the exchange offer pursuant to the registration rights agreement described in the enclosed prospectus have been satisfied or waived.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

        The purpose of filing this Amendment No. 2 to the Registration Statement is solely for the purpose to file certain amendments to the Registration Statement as set forth below in Item 22 of Part II.

The information in this prospectus is not complete and may be changed. We may not offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated January 26, 2007

PROSPECTUS
OFFER TO EXCHANGE

5.95% Series B Senior Notes due 2013 which have been registered under the Securities Act for any and all outstanding 5.95% Series A Senior Notes due 2013
and
Series B Senior Floating Rate Notes due 2009 which have been registered under the Securities Act for any and all outstanding Series A Senior Floating Rate Notes due 2009

($889,669,000 and $500,000,000 principal amount outstanding at maturity, respectively)

The exchange offer and withdrawal rights will expire at 5:00 p.m.,
New York City time, on                    2006
(unless we extend the exchange offer).

        We are offering to exchange (i) our 5.95% Series B Senior Notes due 2013, referred to herein as the "Series B Fixed Rate Notes," for the identical principal amount of our 5.95% Series A Senior Notes due 2013, referred to herein as the "Series A Fixed Rate Notes" and (ii) our Series B Senior Floating Rate Notes due 2009, referred to herein as the "Series B Floating Rate Notes," for the identical principal amount of our Series A Senior Floating Rate Notes due 2009, referred to herein as the "Series A Floating Rate Notes." The Series A Fixed Rate Notes, together with the Series A Floating Rate Notes, will be referred to as the "Series A Rate Notes." The Series B Floating Rate Notes, together with the Series B Floating Rate Notes, will be referred to collectively as the Series B Notes. The aggregate principal amount at maturity of the Series A Fixed Rate Notes, and therefore the principal amount at maturity of Series B Fixed Rate Notes which would be issued if all the Series A Fixed Rate Notes were exchanged, is $889,669,000. The aggregate principal amount at maturity of the Series A Floating Rate Notes, and therefore the principal amount at maturity of the Series B Floating Rate Notes which would be issued if all Series A Floating Rate Notes were exchanged is $500,000,000. The terms of the Series B Notes will be identical with the terms of the Series A Notes, except that the issuance of the Series B Notes is being registered under the Securities Act of 1933, as amended, and therefore the Series B Notes will not be subject to restrictions on transfer which apply to the Series A Notes.

        The Series A Notes were issued in transactions which were exempt from the registration requirements of the Securities Act solely to qualified institutional buyers, as that term is defined in Rule 144A under the Securities Act, or outside the United States in compliance with Regulation S under the Securities Act. The exchange offer is being made in accordance with registration rights agreements dated September 18, 2006 and September 22, 2006 among us, Barclays Capital, Bear, Stearns & Co., Inc. and Deutsche Bank Securities Inc. Based on interpretations by the Staff of the Securities and Exchange Commission, we believe a holder (other than a broker-dealer who acquired Series A Notes directly from us for resale or an affiliate of ours) may offer and sell Series B Notes issued in exchange for Series A Notes without registration under the Securities Act and without the need to deliver a prospectus, if the holder acquired the Series B Notes in the ordinary course of its business and the holder has no arrangement to participate, and is not otherwise engaged, in a distribution of the Series B Notes.

        Prior to the exchange offer, there has been no public market for the Series B Notes. We do not currently intend to list the Series B Notes on a securities exchange or seek approval for quotation of the Series B Notes on an automated quotation system. Therefore, it is unlikely that an active trading market for the Series B Notes will develop.

        The exchange agent for the exchange offer is U.S. Bank Trust National Association.

        See "Risk Factors," which begin on page 5 of this prospectus and page 15 of our Form 10-K for the year ended December 31, 2005, for a discussion of certain factors that should be considered in evaluating the exchange offer.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. The date of this prospectus is            , 2006.

        You should only rely on the information contained in this prospectus. We have not, and the initial purchasers have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the initial purchasers are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Unless otherwise stated or the context requires otherwise, references to "iStar," "the Company," "we," "us" and "our" are to iStar Financial Inc. and its consolidated subsidiaries.

i

Return on Ideas and the iStar Financial logo are
registered trade marks of iStar Financial Inc.

FORWARD-LOOKING STATEMENTS

        We make statements in this prospectus and the documents we incorporate by reference that are considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are usually identified by the use of words such as "will," "anticipates," "believes," "estimates," "expects," "projects," "plans," "intends," "should" or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have discussed in this prospectus and the documents we incorporate by reference some important risks, uncertainties and contingencies which could cause our actual results, performance or achievements to be materially different from the forward-looking statements we make in these documents.

        We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the SEC, and you should not place undue reliance on those statements.

ii

PROSPECTUS SUMMARY

        This summary may not contain all the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in it, before making an investment decision. All references to "we" or "us" in this prospectus refer to iStar Financial Inc. and its consolidated subsidiaries, unless the context indicates otherwise.

iSTAR FINANCIAL INC.

        We are the leading publicly-traded finance company focused on the commercial real estate industry. We provide custom-tailored financing to high-end private and corporate owners of real estate, including senior and junior mortgage debt, senior and mezzanine corporate capital, and corporate net lease financing and equity. Our objective is to generate consistent and attractive returns on our invested capital by providing innovative and value-added financing solutions to our customers. We are taxed as a real estate investment trust ("REIT") for U.S. federal income tax purposes.

        Our principal executive offices are located at 1114 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 930-9400. Our website is www.istarfinancial.com. The information on our website is not considered part of this prospectus. Our six primary regional offices are located in Atlanta, Boston, Chicago, Dallas, Hartford and San Francisco. iStar Asset Services, our loan servicing subsidiary, is located in Hartford, and iStar Real Estate Services, our corporate facilities management division, is headquartered in Atlanta. We also have a subsidiary, iStar Europe Ltd., with an office located in London.

The Exchange Offer

The Exchange Offer	We are offering to exchange our Series B Fixed Rate Notes for an identical principal amount of our Series A Fixed Rate Notes. At the date of this prospectus, $889,669,000 principal amount at maturity of Series A Fixed Rate Notes are outstanding. See "Exchange Offer, Registration Rights—Terms of the Exchange Offer."

We are also offering to exchange our Series B Floating Rate Notes for an identical principal amount of our Series A Floating Rate Notes. At the date of this prospectus, $500,000,000 principal amount at maturity of Series A Floating Rate Notes are outstanding.
Expiration of Exchange Offer
5:00 p.m., New York time, on , 2007, unless the exchange offer is extended (the day on which the exchange offer expires being the expiration date). See "Exchange Offer, Registration Rights—Expiration Date; Extension; Termination; Amendments."
Conditions of the Exchange
The exchange offer is not conditioned upon any minimum principal amount of Series A Notes being tendered for exchange. However, the exchange offer is subject to certain customary conditions, which we may waive. See "Exchange Offer, Registration Rights—Procedures for Tendering."
Accrued Interest on the Series A Notes	The Series B Fixed Rate Notes will bear interest at the rate of 5.95% per annum from and including their date of issuance (calculated using a 360-day year comprised of twelve 30-day months).

The Series B Floating Rate Notes will bear interest at a rate per year equal to three-month LIBOR plus 0.34% (calculated on the basis of a 360-day year using the actual number of days elapsed from and including an interest payment date to but excluding the next succeeding interest payment date). Interest on the Series B Floating Rate Notes will be reset quarterly.

When the first interest payment is made with regard to the Series B Notes, we will also pay interest on the Series A Notes which are exchanged, from the date they were issued or the most recent interest date on which interest had been paid (if applicable) to, but not including, the day the Series B Notes are issued. Interest on the Series A Notes which are exchanged will cease to accrue on the day prior to the day on which the Series B Notes are issued. The interest rate on the Series A Fixed Rate Notes may increase under certain circumstances if we are not in compliance with our obligations under the registration rights agreement. See "Description of the Series B Notes."
Procedures for Tendering Series A Notes
A holder of Series A Notes who wishes to accept the exchange offer must complete, sign and date a letter of transmittal, or a facsimile of one, in accordance with the instructions contained under "Exchange Offer, Registration Rights—Procedures for Tendering" and in the letter of transmittal, and deliver the letter of transmittal, or facsimile, together with the Series A Notes and any other required documentation to the exchange agent at the address set forth in "Exchange Offer, Registration Rights—Exchange Agent." Series A Notes may be delivered physically or by confirmation of book-entry delivery of the Series A Notes to the exchange agent's account at The Depository Trust Company ("DTC"). If delivery of the Series A Notes is being made by book-entry transfer to an account maintained by the Exchange Agent at DTC, a letter of transmittal is not required to be signed and delivered to the Exchange Agent. By executing a letter of transmittal, or delivering the Series A Notes by book-entry transfer, a holder will represent to us (or be deemed to have represented to us with respect to book-entry transfers) that, among other things, the person acquiring the Series B Notes will be doing so in the ordinary course of the person's business, whether or not the person is the holder, that neither the holder nor any other person is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, the distribution of the Series B Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of ours. Each broker or dealer that receives Series B Notes for its own account in exchange for Series A Notes which were acquired by the broker or dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Series B Notes. See "Exchange Offer, Registration Rights—Procedures for Tendering" and "Sales of Series B Notes Received by Broker-Dealers."
Guaranteed Delivery Procedures
Eligible holders of Series A Notes who wish to tender their Series A Notes and (1) whose Series A Notes are not immediately available or (2) who cannot deliver their Series A Notes or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date (or complete the procedure for book-entry transfer on a timely basis), may tender their Series A Notes according to the guaranteed delivery procedures described in the letter of transmittal. See "Exchange Offer, Registration Rights—Guaranteed Delivery Procedures."

Acceptance of Series A Notes and Delivery of Series B Notes
Upon satisfaction or waiver of all conditions to the exchange offer, we will accept any and all Series A Notes that are properly tendered in response to the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The Series B Notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the Series A Notes. See "Exchange Offer, Registration Rights—Procedures for Tendering."
Withdrawal Rights	Tenders of Series A Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. See "The Exchange Offer—Withdrawal of Tenders."
Exchange Agent	U.S. Bank Trust National Association is the exchange agent. The address and telephone number of the exchange agent are set forth in "Exchange Offer, Registration Rights—Exchange Agent."
Fees and Expenses
We will bear all expenses incident to our consummation of the exchange offer and compliance with the registration rights agreement. We will also pay any transfer taxes which are applicable to the exchange offer (but not transfer taxes due to transfers of Series A Notes or Series B Notes by the holder). See "Exchange Offer, Registration Rights—Fees and Expenses."
Resales of the Series B Notes.
Based on interpretations by the Staff of the SEC set forth in no-action letters issued to third parties, we believe Series B Notes issued pursuant to the exchange offer in exchange for Series A Notes may be offered for resale, resold and otherwise transferred by the holder (other than (1) a broker-dealer who purchased the Series A Notes directly from us for resale pursuant to Rule 144A under the Securities Act or another exemption under the Securities Act or (2) a person that is an affiliate of ours, as that term is defined in Rule 405 under the Securities Act), without registration or the need to deliver a prospectus under the Securities Act, provided that the holder is acquiring the Series B Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the Series B Notes. Each broker-dealer that receives Series B Notes for its own account in exchange for Series A Notes that were acquired by the broker as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Series B Notes. See "Exchange Offer, Registration Rights—Purpose and Effects" and "Sales of Series B Notes Received By Broker-Dealers."

The Series B Notes

        The exchange offer applies to $889,669,000 aggregate principal amount at maturity of Series A Fixed Rate Notes and to the $500,000,000 aggregate principal amount at maturity of Series A Floating Rate Notes. The terms of the Series B Notes are identical in all material respects with those of the Series A Notes, except for certain transfer restrictions and rights relating to the exchange of the Series A Notes for Series B Notes. The Series B Notes will evidence the same debt as the Series A Notes and will be entitled to the benefits of the indenture under which both the Series A Notes were, and the Series B Notes will be, issued. See "Description of the Series B Notes."

Issuer	iStar Financial Inc.

Securities Offered	$889,669,000 principal amount of Series B Fixed Rate Notes and $500,000,000 principal amount of Series B Floating Rate Notes.
Maturity	Unless redeemed earlier, the Series B Fixed Rate Notes will mature on October 15, 2013. The Series B Floating Rate Notes will mature on September 15, 2009.
Interest Rate
The Series B Fixed Rate Notes will bear interest at 5.95% per year (calculated using a 360-day year comprised of twelve 30-day months). The Series B Floating Rate Notes will bear interest at a rate per year equal to three-month LIBOR plus 0.34% (calculated on the basis of a 360-day year using the actual number of days elapsed from and including an interest payment date to but excluding the next succeeding interest payment date). Interest on the Series B Floating Rate Notes will be reset quarterly.
Interest Payment Dates
Interest on the Series B Fixed Rate Notes will be paid on each April 15 and October 15, commencing April 15, 2007. Interest on the Series B Fixed Rate Notes will accrue from the date of issuance. Interest on the Series B Floating Rate Notes will be paid quarterly on each March 15, June 15, September 15 and December 15, commencing on December 15, 2006. Interest on the Series B Floating Rate Notes will accrue from the date of issuance.
Ranking
The Series B Notes are our unsecured senior obligations and rank equally with our existing and future unsecured unsubordinated indebtedness and, to the extent we incur subordinated indebtedness in the future, senior to such indebtedness. The Series B Notes will be effectively subordinated to all of our secured indebtedness and all indebtedness of our subsidiaries. As of September 30, 2006, the aggregate amount of our outstanding consolidated indebtedness was approximately $7.5 billion, of which approximately $565.4 million was debt of our subsidiaries.
Optional Redemption
We may redeem the Series B Fixed Rate Notes in whole or in part prior to their maturity at any time at the redemption price described in "Description of the Notes—Redemption." We may not redeem the Series B Floating Rate Notes prior to their maturity.
Certain Indenture Provisions	The indenture governing the Series B Notes contains covenants limiting our and our subsidiaries' ability to:
•	incur indebtedness;
•	maintain unencumbered assets; or
•	merge or consolidate with another person.
These covenants are subject to a number of important limitations and exceptions. Based on the Company's current credit ratings by Fitch Ratings, Moody's Investors Services, Inc. and Standard & Poor's Ratings Group, the covenants described under "Limitation on Incurrence of Additional Indebtedness" and "Maintenance of Total Unencumbered Assets" do not currently apply to the Series B Notes. See "Description of the Notes—Certain Covenants."
Risk Factors	Investing in the Series B Notes involves substantial risks. See "Risk Factors" in this prospectus and the Company's Form 10-K for the year ended December 31, 2005 for a description of certain risks you should consider before investing in the Series B Notes.

RISK FACTORS

        This section describes some, but not all, of the risks of exchanging Series A Notes for the Series B Notes in the offering. The Form 10-K for the year ended December 31, 2005 also contains "Risk Factors." You should carefully consider these risks, in addition to the other information contained or incorporated by reference in this document, before exchanging for the Series B Notes. You should carefully review the factors discussed below and the cautionary statements referred to in "Forward-Looking Statements."

If You Fail to Exchange Your Series A Notes, They Will Continue to be Restricted Securities and You May Experience Difficulty Selling Them Following the Exchange Offer

        Series A Notes which you do not tender in the exchange offer will continue to be restricted securities. After the completion of the exchange offer, we will not have any further obligation to issue Series B Notes to you in exchange for your Series A Notes. You may not offer or sell Series A Notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Because we anticipate that most holders of Series A Notes will elect to exchange those notes for Series B Notes, and that most potential investors in the Notes will prefer to purchase registered Series B Notes rather than purchase unregistered Series A Notes, you may experience difficulty selling your Series A Notes following the exchange offer.

The Notes Will Be Structurally Subordinated to Subsidiary Debt

        The Series B Notes are not guaranteed by any of our subsidiaries. Our subsidiaries had approximately $565.4 million of indebtedness outstanding at September 30, 2006. Creditors of a subsidiary are entitled to be paid what is due to them before assets of the subsidiary become available for creditors of its parent.

RATIO OF EARNINGS TO FIXED CHARGES

		Years Ended December 31,
	Nine Months Ended September 30, 2006
		2005	2004	2003	2002	2001
Ratio of earnings to fixed charges and preferred stock dividends(1)	1.7x	1.7x(2)	1.5x(3)	2.0x	1.7x	1.8x
Ratio of earnings to fixed charges(1)	1.8x	1.9x(2)	1.8x(3)	2.3x	2.0x	2.1x

(1)
For the purposes of calculating these ratios, "earnings" consist of income from continuing operations before adjustment for minority interest in consolidated subsidiaries, or income or loss from equity investees, income taxes and cumulative effect of change in accounting principle plus "fixed charges" and certain other adjustments. "Fixed charges" consist of interest incurred on all indebtedness related to continuing and discontinued operations (including amortization of original issue discount) and a reasonable approximation of the interest factor from our rent obligations in the periods presented.

(2)
Includes the effect of STARs asset-backed notes redemption charge of $44.3 million. Excluding this charge, the ratio of earnings to fixed charges and preferred stock dividends and the ratio of earnings to fixed charges would have been 1.8x and 2.0x respectively.

(3)
Includes the effect of chief executive officer, chief financial officer and ACRE Partners compensation charges of $106.9 million, 8.75% Senior Notes due 2008 redemption charge of $11.5 million and, for the ratio of earnings to fixed charges and preferred dividends, preferred stock redemption charge of $9.0 million. Excluding these charges, the ratio of earnings to fixed charges and preferred stock dividends and the ratio of earnings to fixed charges would have been 2.0x and 2.3x, respectively.

USE OF PROCEEDS

        We will not receive any proceeds from the exchange of Series B Notes for Series A Notes pursuant to the exchange offer. We used the net proceeds from the sale of the Series A Notes to repay outstanding indebtedness under our unsecured revolving credit facility. As of September 30, 2006, the interest rate of the borrowings we repaid was 5.85%, and the maturity was 4.7 years. We use our unsecured revolving credit facility to fund our business on an ongoing basis and we intend to continue to do so in the future. Amounts repaid under our unsecured revolving credit facility will be available for future borrowings.

ABSENCE OF PUBLIC MARKET

        The Series B Notes will be new securities for which there is no established trading market. We currently do not intend to list the Series B Notes on any securities exchange or to arrange for the Series B Notes to be quoted on any quotation system. Although the initial purchasers involved in the initial issuance of the Series A Notes have informed us that they currently intend to make a market in the Series B Notes, they are not obligated to do so and they may discontinue market-making activity at any time without notice. In addition, market-making activities may be limited during the exchange offer or the pendency of a shelf registration statement required by the registration rights agreement, if it is filed. Accordingly, it is not likely that an active trading market for the Series B Notes will develop or, if such a market develops, that it will provide significant liquidity to holders of Notes.

DESCRIPTION OF OTHER INDEBTEDNESS

        The table below reflects our debt obligations under various arrangements as of September 30, 2006. Substantially all of the unsecured indebtedness shown below is recourse to iStar Financial, the parent company. In addition, iStar Financial is a guarantor of a $130.7 million secured subsidiary financing due August 2007 and a guarantor of up to $30 million under the $500 million secured facility due January 2009. In addition, iStar Financial provides guarantees under non-recourse subsidiary borrowings for customary carve-out matters such as fraud, misappropriation and voluntary bankruptcy proceedings.

        We are subject to a number of covenants in our borrowing arrangements. These covenants are both financial and non-financial in nature. Significant financial covenants include limitations on our ability to incur indebtedness beyond specified levels. Significant non-financial covenants include a requirement in some of our publicly-held debt securities that we offer to repurchase those securities at a premium if we undergo a change of control.

        As of September 30, 2006 and December 31, 2005 we had debt obligations under various arrangements with financial institutions as follows (in thousands):

		Carrying Value as of
	Maximum Amount Available	September 30, 2006	December 31, 2005	Stated Interest Rates(1)	Scheduled Maturity Date(1)
Secured revolving credit facility:
Line of credit(2)	$500,000	$—	$—	LIBOR + 1.00%—2.00%	January 2009
Unsecured revolving credit facilities:
Line of credit(3)	2,200,000	696,414	1,242,000	LIBOR + 0.525%	June 2011

Total revolving credit facilities	$2,700,000	696,414	1,242,000

Secured term loans:
Secured by CTL asset		128,836	132,246	7.44%	April 2009
Secured by CTL assets		142,786	145,586	6.80%—8.80%	Various through 2026
Secured by investments in corporate bonds and commerical mortgage backed securities		130,742	67,224	LIBOR + 0.22%—0.65%	August 2007
Secured by CTL asset		58,829	59,430	6.41%	January 2013

Total secured term loans		461,193	404,486
Debt (discount)/premium		6,229	6,658

Total secured term loans		467,422	411,144
Unsecured notes:
LIBOR + 0.34% Senior Notes(3)		500,000	—	LIBOR + 0.34%	September 2009
LIBOR + 0.39% Senior Notes		400,000	400,000	LIBOR + 0.39%	March 2008
LIBOR + 0.55% Senior Notes		225,000	225,000	LIBOR + 0.55%	March 2009
LIBOR + 1.25% Senior Notes		200,000	200,000	LIBOR + 1.25%	March 2007
4.875% Senior Notes		350,000	350,000	4.875%	January 2009
5.125% Senior Notes		250,000	250,000	5.125%	April 2011
5.15% Senior Notes		700,000	700,000	5.15%	March 2012
5.375% Senior Notes		250,000	250,000	5.375%	April 2010
5.65% Senior Notes		500,000	—	5.65%	September 2011
5.70% Senior Notes		367,022	367,022	5.70%	March 2014
5.80% Senior Notes		250,000	250,000	5.80%	March 2011
5.875% Senior Notes		500,000	—	5.875%	March 2016
5.95% Senior Notes(4)		700,000	—	5.95%	October 2013
6.00% Senior Notes		350,000	350,000	6.00%	December 2010
6.05% Senior Notes		250,000	250,000	6.05%	April 2015
6.50% Senior Notes		150,000	150,000	6.50%	December 2013
7.00% Senior Notes		185,000	185,000	7.00%	March 2008
7.95% Notes		—	50,000	7.95%	May 2006
8.75% Notes(4)		240,000	240,000	8.75%	August 2008

Total unsecured notes		6,367,022	4,217,022
Debt discount		(83,998)	(78,151)
Impact of pay-floating swap agreements		(27,604)	(30,394)

Total unsecured notes		6,255,420	4,108,477
Other debt obligations		100,000	100,000	LIBOR + 1.50%	October 2035
Debt discount		(2,005)	(2,029)

Total other debt obligations		97,995	97,971

Total debt obligations		$7,517,251	$5,859,592

Explanatory Notes:

(1)
All interest rates and maturity dates are for debt outstanding as of September 30, 2006. Some variable-rate debt obligations are based on 30-day LIBOR and reprice monthly. The 30-day LIBOR rate on September 30, 2006 was 5.32%. Other variable-rate debt obligations are based on 90-day LIBOR and reprice every three months. The 90-day LIBOR rate on September 30, 2006 was 5.37%.

(2)
Maturity date reflects one-year "term-out" extension at the our option.

(3)
On September 13, 2006, we issued $700.0 million of 5.95% Senior Notes due 2013 and $500.0 million of three-month LIBOR + 0.34% Senior Notes due 2009. The proceeds from this offering were used to repay outstandings under our unsecured credit facility.

(4)
On October 4, 2006 and October 18, 2006, we issued an additional $189,669,000 aggregate principal amount of our 5.95% Senior Notes due 2013 in exchange for $189,669,000 aggregate principal amount of our outstanding 8.75% Senior Notes due 2008. $50,331,000 principal amount of 8.75% Senior Notes due 2008 remain outstanding.

DESCRIPTION OF THE SERIES B NOTES

        We issued the Series A Notes and will issue the Series B Notes under indentures (the "Indentures") between us and U.S. Bank Trust National Association, as Trustee (the "Trustee"). The form and terms of the Series B Notes will be identical in all material respects with the form and terms of the Series A Notes, except that (1) the Series B Notes will have been registered under the Securities Act and, therefore, will not bear legends describing restrictions on transfering them, and (2) holders of Series B Notes will not be, and upon the consummation of the exchange offer, holders of the Series A Notes will no longer be entitled to certain rights under the registration rights agreement intended for the holders of unregistered securities. The following is a summary of the material provisions of the Indentures. It does not include all of the provisions of the Indentures. We urge you to read the Indentures because they defines your rights. You may request a copy of the Indentures at our address shown under the caption "Incorporation of Certain Documents by Reference." The Indentures are subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). Any Series A Notes that remain outstanding after completion of the Exchange Offer, together with the Exchange Notes, will be treated as a single class of securities under the Indentures. You can find definitions of certain capitalized terms used in this description under "—Certain Definitions." For purposes of this section, references to the "Company" or "our" include only iStar Financial Inc. and not any of its Subsidiaries.

        The Series B Notes will be unsecured obligations of the Company, ranking equally in right of payment with all other senior unsecured obligations of the Company from time to time outstanding.

        The Company will issue the Series B Notes in fully registered form in denominations of $1,000 and integral multiples of $1,000. The Trustee will initially act as paying agent and registrar for the Series B Notes. The Series A Notes may be delivered physically or by confirmation of book-entry delivery of the Series A Notes to the exchange agent's account at DTC. The Company may change any paying agent and registrar without notice to holders of the Series B Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Series B Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders.

Principal, Maturity and Interest

        The Series B Notes are a series of securities issued under the Indentures. The Indentures permit the Company to "re-open" each series without the consent of the Holders, and issue additional Series B Notes of the same series at any time on the same terms (other than issuance date, initial interest accrual date and in some cases, the first interest payment dates) and conditions and with the same CUSIP number as the Notes being issued in this offering. The Series B Fixed Rate Notes will mature on October 15, 2013 and the Series B Floating Rate Notes will mature on September 15, 2009.

        Interest on the Series B Fixed Rate Notes will be payable semiannually in cash on each April 15 and October 15 commencing on April 15, 2007, to the persons who are registered Holders at the close of business on each April 1 and October 1. Interest on the Series B Notes is calculated on the basis of a 360-day year comprised of twelve 30-day months. Interest on the Series B Floating Rate Notes will be payable quarterly in cash on each March 15, June 15, September 15 and December 15, commencing on December 15, 2006 to the persons who are registered Holders at the close of business on the March 1, June 1, September 1 and December 1 immediately preceding the applicable interest payment date. Interest on the Series B Floating Rate Notes is calculated on the basis of a 360-day year using the actual days elapsed from and including an interest payement date to but excluding the next succeeding interest payment date.

        If any interest payment date on a Series B Note, other than the maturity date, is not a Business Day, such interest payment date will be postponed to the next succeeding Business Day, except that (in the case of the Series B Floating Rate Notes) if such Business Day falls in the next succeeding calendar month, such interest payment date will be the immediately preceding Business Day. If the maturity date of a Series B Note falls on a day that is not a Business Day, the required payment of principal and interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after the maturity date or such interest payment date, as the case may be, to the date of such payment on the next succeeding Business Day. Interest on the Series B Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.

        The Series B Floating Rate Notes will bear interest at a rate per year, reset quarterly (the "interest reset period" and the first date in such period, the "interest reset date"), equal to three-month LIBOR plus 0.34%, to be determined by the calculation agent. The interest rate on the Series B Floating Rate Notes applicable to each interest reset period commencing on the related interest reset date, or the original issue date in the case of the initial interest period, will be the rate determined as of the applicable interest determination date. The "interest determination date" will be the second London business day immediately preceding the original issue date, in the case of the initial interest reset period, or thereafter the applicable interest reset date.

        US Bank Trust National Association, or its successor appointed by us, will act as the initial calculation agent with respect to the Floating Rate Notes. Three-month LIBOR will be determined by the initial calculation agent as of the applicable interest determination date in accordance with the following provisions:

          (i)    LIBOR is the rate for deposits in U.S. dollars for the three-month period which appears on Moneyline Telerate Page 3750 (as defined below) at approximately 11:00 A.M., London time, on the applicable interest determination date. "Moneyline Telerate Page 3750" means the display designated on page "3750" on Moneyline Telerate (or such other page as may replace the 3750 page on that service, any successor service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If no rate appears on Moneyline Telerate Page 3750, LIBOR for such interest determination date will be determined in accordance with the provisions of paragraph (ii) below.

          (ii)   With respect to an interest determination date on which no rate appears on Moneyline Telerate Page 3750 at approximately 11:00 a.m., London time, on such interest determination date, the calculation agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the initial purchasers) in the London interbank market selected by the calculation agent (after consultation with us) to provide the calculation agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, commencing on the second London business day immediately following such interest determination date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such interest determination date in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of such quotations as calculated by the calculation agent. If fewer than two quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such interest determination date by three major banks (which may include affiliates of the initial purchasers) selected by the calculation agent (after consultation with us) for loans in U.S. dollars to leading European banks having a three-month maturity commencing on the second London business day immediately following such interest determination date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the calculation agent are not quoting such rates as mentioned in this sentence, LIBOR for such interest determination date will be LIBOR determined with respect to the immediately preceding interest determination date.

        All percentages resulting from any calculation of any interest rate for the Floating Rate Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

        Promptly upon such determination, the calculation agent will notify us and the Trustee (if the calculation agent is not the Trustee) of the interest rate for the new interest reset period. Upon request of a holder of the Series B Floating Rate Notes, the calculation agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next interest reset period.

        All calculations made by the calculation agent for the purposes of calculating interest on the Series B Floating Rate Notes shall be conclusive and binding on the holders and us, absent manifest error.

Redemption

Series B Floating Rate Notes

        The Series B Floating Rate Notes may not be redeemed prior to their maturity.

Optional Redemption of Series B Fixed Rate Notes

        The Series B Fixed Rate Notes may be redeemed in whole or in part at the Company's option at any time prior to the maturity of the Series B Fixed Rate Notes at a price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to the date of the redemption or purchase (the "Redemption Date") (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        "Applicable Premium" means, with respect to the Series B Fixed Rate Notes at any Redemption Date, the greater of: (1) 1.0% of the principal amount of such Series B Fixed Rate Note; and (2) the excess of (a) the present value at such Redemption Date of (i) the principal amount of such Series B Fixed Rate Note on the redemption date plus (ii) all required remaining scheduled interest payments due on such Note through the maturity date of such Series B Note, computed using a discount rate equal to the Treasury Rate plus 20 basis points in the case of the Series B Fixed Rate Notes; over (b) the principal amount of such note on such Redemption Date. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

        "Treasury Rate" means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available on the third Business Day prior to our providing notice of redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to the maturity date of the Series B Fixed Rate Notes; provided, however, that if the period from such Redemption Date to the maturity date is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Redemption Date to the maturity date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        The Series B Notes will not be entitled to the benefit of any mandatory sinking fund.

Selection and Notice of Redemption

        In the event that the Company chooses to redeem less than all of the Series B Fixed Rate Notes, selection of the Series B Fixed Rate Notes for redemption will be made by the Trustee either:

  (1)
  in compliance with the requirements of the principal national securities exchange, if any, on which the Series B Fixed Rate Notes are listed; or

  (2)
  on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

        No Series B Fixed Rate Notes of a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the Redemption Date to each Holder of Series B Fixed Rate Notes to be redeemed at its registered address. On and after the Redemption Date, interest will cease to accrue on Series B Fixed Rate Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price.

Certain Covenants

        The following covenants in the Indentures apply to the Series B Notes (referred to herein as "the Notes"); provided, however, that the covenants described under "Limitation on Incurrence of Additional Indebtedness" and "Maintenance of Total Unencumbered Assets" will not apply if, and only for so long as, (1) the Notes are rated BBB or Baa2, or higher, by at least two of the following three rating agencies: Standard & Poor's Ratings Group, Moody's Investors Services, Inc. and Fitch Ratings and (2) no Default or Event of Default has occurred and is continuing. Based on the Company's current credit ratings by Fitch Ratings, Moody's Investors Services, Inc. and Standard & Poor's Ratings Group, the covenants described under "Limitation on Incurrence of Additional Indebtedness" and "Maintenance of Total Unencumbered Assets" do not currently apply to the Notes.

        Limitation on Incurrence of Additional Indebtedness.    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (including, without limitation, Acquired Indebtedness) other than Permitted Indebtedness.

        Notwithstanding the foregoing, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness), in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 1.5 to 1.0.

        Maintenance of Total Unencumbered Assets.    The Company and its Subsidiaries will maintain Total Unencumbered Assets of not less than 120% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Company and its Subsidiaries, in each case on a consolidated basis.

        Merger, Consolidation and Sale of Assets.    The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

  (1)
  either:

  (a)
  the Company shall be the surviving or continuing corporation; or

  (b)
  the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Subsidiaries substantially as an entirety (the "Surviving Entity"):

  (i)
  shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

  (ii)
  shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Company to be performed or observed;

  (2)
  immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be: (a) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; and (b) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "—Limitation on Incurrence of Additional Indebtedness" covenant, if such covenant is then in effect;

  (3)
  immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

  (4)
  the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        The Indenture will provide that upon any consolidation or merger or any transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

        Reports to Holders.    Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish the Holders of Notes:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Subsidiaries) and, with respect to the annual information only, a report thereon by the Company's independent registered public accounting firm; and

  (2)
  all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

        In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

        The following events are defined in the Indenture as "Events of Default" with respect to the Notes of each particular series:

  (1)
  the failure to pay interest on any Notes of such series when the same becomes due and payable and the default continues for a period of 30 days;

  (2)
  the failure to pay the principal on any Notes of such series, when such principal becomes due and payable, at maturity or otherwise;

  (3)
  a default in the observance or performance of any other covenant or agreement contained in the Indenture and such default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes of such series (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

  (4)
  the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $50.0 million or more at any time; or

  (5)
  certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries.

        If an Event of Default (other than an Event of Default specified in clause (5) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes of the applicable series of Notes, may declare the principal of and accrued interest on all the Notes of such series to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable.

        If an Event of Default specified in clause (5) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes of the applicable series of Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        The Indenture will provide that, at any time after a declaration of acceleration with respect to Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes of the applicable series of Notes may rescind and cancel such declaration and its consequences:

  (1)
  if the rescission would not conflict with any judgment or decree;

  (2)
  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

  (3)
  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

  (4)
  if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

  (5)
  in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The Holders of a majority in principal amount of the Notes of a series may waive any existing Default or Event of Default under the Indenture with respect to this series, and its consequences, except a default in the payment of the principal of or interest on any Notes.

        Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes of a particular series ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes of such series, except for:

  (1)
  the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due;

  (2)
  the Company's obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

  (3)
  the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the applicable series of Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized independent registered public accounting firm, to pay the principal of, premium, if any, and interest on the applicable series of Notes on the stated date for payment thereof;

  (2)
  in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

  (a)
  the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

  (b)
  since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  (5)
  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

  (6)
  the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

  (7)
  the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

  (8)
  the Company shall have delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

  (9)
  certain other customary conditions precedent are satisfied.

        Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes of the applicable series not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes of a particular series when:

  (1)
  either:

  (a)
  all Notes of such series theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

  (b)
  all Notes of such series not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on such Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption;

  (2)
  the Company has paid all other sums payable under the Indenture by the Company; and

  (3)
  the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

        From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the

Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Fixed Rate Notes or Floating Rate Notes, as the case may be voting as separate classes, issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

  (1)
  reduce the amount of Notes whose Holders must consent to an amendment;

  (2)
  reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

  (3)
  reduce the principal of or change or have the effect of changing the fixed maturity of any Notes or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

  (4)
  make any Notes payable in money other than that stated in the Notes;

  (5)
  make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default; or

  (6)
  modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes in a manner which adversely affects the Holders.

Governing Law

        The Indenture will provide that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

        The Indentures provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

        The Indentures and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, merger or consolidation.

        "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

        "Asset Acquisition" means: (1) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company or any Subsidiary of the Company, or shall be merged with or into the Company or any Subsidiary of the Company; or (2) the acquisition by the Company or any Subsidiary of the Company of the assets of any Person (other than a Subsidiary of the Company) that constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by us or any of our Subsidiaries (including any sale and leaseback transaction) to any Person other than us or our Wholly Owned Subsidiaries of:

  (1)
  any Capital Stock of any of our Subsidiaries; or

  (2)
  any of our or our Subsidiaries' other property or assets other than sales of loan-related assets made in the ordinary course of the Company's real estate lending business and other asset sales made in the ordinary course of the Company's business.

        "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Capital Stock" means:

  (1)
  with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

  (2)
  with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, and includes, without limitation, all series and classes of such common stock.

        "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

  (1)
  Consolidated Net Income; and

  (2)
  to the extent Consolidated Net Income has been reduced thereby:

  (a)
  all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary gains or losses and direct impairment charges or the reversal of such charges on the Company's assets);

  (b)
  Consolidated Interest Expense; and

  (c)
  depreciation, depletion and amortization;

all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

  (1)
  the incurrence or repayment of any Indebtedness of such Person or any of its Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

  (2)
  any asset sales or other dispositions or any asset originations, asset purchases, Investments and Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are originated or purchased, the Investments that are made and the assets that are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or asset origination, asset purchase, Investment or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

        "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

  (1)
  Consolidated Interest Expense; plus

  (2)
  the amount of all dividend payments on any series of Preferred Stock of such Person and, its Subsidiaries (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

  (1)
  the aggregate of the interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

  (2)
  to the extent not already included in clause (1), the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries before the payment of dividends on Preferred Stock for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

  (1)
  after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto (including gains and losses from the sale of corporate tenant lease assets);

  (2)
  after-tax items classified as extraordinary gains or losses and direct impairment charges or the reversal of such charges on the Company's assets;

  (3)
  the net income (but not loss) of any Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by a contract, operation of law or otherwise;

  (4)
  the net income or loss of any other Person, other than a Consolidated Subsidiary of the referent Person, except:

  (a)
  to the extent (in the case of net income) of cash dividends or distributions paid to the referent Person, or to a Wholly Owned Subsidiary of the referent Person (other than a Subsidiary described in clause (3) above), by such other Person; or

  (b)
  that the referent Person's share of any net income or loss of such other Person under the equity method of accounting for Affiliates shall not be excluded;

  (5)
  any restoration to income of any contingency reserve of an extraordinary, nonrecurring or unusual nature;

  (6)
  income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued, but not including revenues, expenses, gains and losses relating to real estate properties sold or held for sale, even if they were classified as attributable to discontinued operations under the provisions of SFAS No. 144); and

  (7)
  in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

        "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, as of the end of the last completed fiscal quarter ending on or prior to the date of the transaction giving rise to the need to calculate Consolidated Net Worth determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person and interests in such Person's Consolidated Subsidiaries not owned, directly or indirectly, by such Person.

        "Consolidated Subsidiary" means, with respect to any Person, a Subsidiary of such Person, the financial statements of which are consolidated with the financial statements of such Person in accordance with GAAP.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Subsidiary of the Company against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Capital Stock" means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the Notes.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "Existing Credit Agreements" mean: (1) Revolving Credit Agreement, dated as of April 19, 2004 and as amended as of December 17, 2004, September 16, 2005 and June 28, 2006 among the Company, the lenders party thereto and JP Morgan Chase Bank, as administrative agent; and (2) the amended and restated credit facility between Deutsche Bank AG, Cayman Islands Branch, and iStar DB Seller LLC, dated as of January 9, 2006, in each case together with the related documents thereto (including, without limitation, any security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant above) or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States. For the avoidance of doubt, revenues, expenses, gains and losses that are included in results of discontinued operations because of the application of SFAS No. 144 will be treated as revenues, expenses, gains and losses from continuing operations.

        "Guarantor" means each of the Company's Subsidiaries that in the future executes a supplemental indenture in which such Subsidiary agrees to be bound by the terms of The Identure as a guarantor provided that any person constituting a guanrantor as described above shall cease to constitute a guarantor when its respective guarantee is released in accordance with the terms of the Indenture.

        "Indebtedness" means with respect to any Person, without duplication:

  (1)
  all Obligations of such Person for borrowed money;

  (2)
  all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3)
  all Capitalized Lease Obligations of such Person;

  (4)
  all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

  (5)
  all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

  (6)
  guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

  (7)
  all Obligations of any other Person of the type referred to in clauses (1) through (6) above which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the Obligation so secured;

  (8)
  all Obligations under Currency Agreements and Interest Swap Obligations of such Person; and

  (9)
  all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee), or corporate tenant lease to or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences or Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by us and our Subsidiaries on commercially reasonable terms in accordance with our or our Subsidiaries' normal trade practices, as the case may be.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

        "Non-Recourse Indebtedness" means any of our or any of our Subsidiaries' Indebtedness that is:

  (1)
  specifically advanced to finance the acquisition of investment assets and secured only by the assets to which such Indebtedness relates without recourse to the Company or any of its Subsidiaries (other than subject to such customary carve-out matters for which the Company or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of the Company for GAAP purposes);

  (2)
  advanced to any of our Subsidiaries or group of our Subsidiaries formed for the sole purpose of acquiring or holding investment assets against, which a loan is obtained that is made without recourse to, and with no cross-collateralization against our or any of the Company's Subsidiaries' other assets (other than subject to such customary carve-out matters for which the Company or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of the Company for GAAP purposes) and upon complete or partial liquidation of which the loan must be correspondingly completely or partially repaid, as the case may be; or

  (3)
  specifically advanced to finance the acquisition of real property and secured by only the real property to which such Indebtedness relates without recourse to the Company or any of its Subsidiaries (other than subject to such customary carve-out matters for which the Company or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of the Company for GAAP purposes).

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Indebtedness" means, without duplication, each of the following:

  (1)
  Indebtedness under: (a) the Company's $500.0 million aggregate principal amount of Senior Floating Rate Notes due 2009 that were issued on September 18, 2006 (b) the Company's $889.7 million aggregate principal amount of 5.95% Senior Fixed Rate Notes due 2013 that were issued on September 22, 2006, October 4, 2006 and October 18, 2006; (c) the Company's $500.0 million aggregate principal amount of 5.875% Senior Notes due 2016 and the $500.0 million aggregate principal amount of 5.650% Senior Notes due 2011 that were issued on February 21, 2006; (d) the Company's $250.0 million aggregate principal amount of 5.80% Senior Notes due 2011 and the $225.0 million Senior Floating Rate Notes due 2009 that were issued on December 14, 2005; (e) the Company's $100.0 million in unsecured floating rate trust preferred securities that were issued on September 14, 2005; (f) the Company's $250.0 million aggregate principal amount of 5.375% Senior Notes due 2010 and the $250.0 million aggregate principal amount of 6.05% Senior Notes due 2015 that were issued on April 21, 2005; (g) the Company's $700.0 million aggregate principal amount of 5.15% Senior Notes due 2012 and the $400.0 million aggregate principal amount of floating rate notes due 2008 that were issued on March 1, 2005; (h) the Company's $250.0 million aggregate principal amount of 5.70% Notes due 2014 issued on March 9, 2004, and an additional $117.0 million aggregate amount of 5.70% Notes due 2014 issued on March 1, 2005 in connection with the Company's exchange offer for TriNet Corporate Realty Trust, Inc.'s 7.70% Notes due 2017; (i) the Company's $200.0 million aggregate principal amount of floating rate notes due 2007 that were issued on March 12, 2004 and May 10, 2004; (j) the Company's $250.0 million aggregate principal amount of 5.125% Notes due 2011 that were issued on March 30, 2004; (k) the Company's $350.0 million aggregate principal amount of 4.875% Senior Notes due 2009 that were issued on January 23, 2004; (l) the Company's $350.0 million aggregate principal amount of 6.00% Senior Notes due 2010 that were issued on December 12, 2003; (m) the Company's $150.0 million aggregate principal amount of 6.50% Senior Notes due 2013 that were issued on December 12, 2003; (n) the Company's $185.0 million aggregate principal amount of 7.00% Senior Notes due 2008 that were issued in March and April of 2003; and (o) the Company's $240.0 million aggregate principal amount of 8.75% Senior Notes due 2008 that were issued on August 16, 2001;

  (2)
  Indebtedness incurred pursuant to the Existing Credit Agreements in an aggregate principal amount at any time outstanding not to exceed the maximum aggregate amount available under the Existing Credit Agreements as in effect on the issue date reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder;

  (3)
  other Indebtedness of the Company and its Subsidiaries outstanding on the issue date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

  (4)
  Interest Swap Obligations of the Company covering Indebtedness of the Company or any of its Subsidiaries and Interest Swap Obligations of any Subsidiary of the Company covering Indebtedness of such Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

  (5)
  Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

  (6)
  Indebtedness of a Subsidiary of the Company to the Company or to a Wholly Owned Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Subsidiary of the Company;

  (7)
  Indebtedness of the Company to a Wholly Owned Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Subsidiary of the Company, in each case subject to no Lien; provided that: (a) any Indebtedness of the Company to any Wholly Owned Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes; and (b) if as of any date any Person other than a Wholly Owned Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

  (8)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

  (9)
  Indebtedness of the Company or any of its Subsidiaries represented by letters of credit for the account of the Company or such Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

  (10)
  Refinancing Indebtedness; and

  (11)
  additional Indebtedness of the Company and its Subsidiaries in an aggregate principal amount not to exceed $15.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Existing Credit Agreements).

        For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (11) above or is entitled to be incurred pursuant to the second paragraph of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "Limitations on Incurrence of Additional Indebtedness" covenant.

        "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by the Company or any Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clauses (2), (4), (5), (6), (7), (8), (9) or (11) of the definition of Permitted Indebtedness), in each case that does not:

  (1)
  result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

  (2)
  create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (i) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company, and (ii) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "REIT" means Real Estate Investment Trust.

        "Secured Indebtedness" means any Indebtedness secured by a Lien upon the property of the Company or any of its Subsidiaries.

        "Significant Subsidiary," with respect to any Person, means any Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

        "Subsidiary," with respect to any Person, means:

  (1)
  any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

  (2)
  any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "Total Unencumbered Assets" as of any date means the sum of:

  (1)
  those Undepreciated Real Estate Assets not securing any portion of Secured Indebtedness; and

  (2)
  all other assets (but excluding intangibles and accounts receivable) of the Company and its Subsidiaries not securing any portion of Secured Indebtedness determined on a consolidated basis in accordance with GAAP.

        "Undepreciated Real Estate Assets" means, as of any date, the cost (being the original cost to the Company or any of Subsidiaries plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in accordance with GAAP.

        "Unsecured Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries that is not Secured Indebtedness.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (1) the then outstanding aggregate principal amount of such Indebtedness into; (2) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

EXCHANGE OFFER; REGISTRATION RIGHTS

        We issued the Series A Fixed Rate Notes on September 22, 2006, October 4, 2006 and October 18, 2006 and the Series A Floating Rate Notes on September 18, 2006, to the initial purchasers who resold the Series A Notes to "qualified institutional buyers," (as defined in Rule 144A under the Securities Act) and certain non-U.S. persons in accordance with Regulation S of the Exchange Act. In connection with the sale of the Series A Notes, we and the initial purchasers entered into a Registration Rights Agreement on the respective issue dates of the Series A Notes (the "Issue Dates") pursuant to which we agreed that we would, at our expense, for the benefit of the holders of the Notes, (1) within 90 days from the date that the Series A Notes were issued, file a registration statement on an appropriate registration form (the "Exchange Offer Registration Statement") with respect to a registered offer (the "Exchange Offer") to exchange the Series A Notes for new notes of iStar Financial Inc., the Series B Notes, which will have terms substantially identical in all material respects to the Series A Notes as they are originally issued (except that the Series B Notes will not contain terms with respect to transfer restrictions) and (2) use our reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 days from the date that the Series A Notes were issued. Upon the Exchange Offer Registration Statement being declared effective, we will offer Series B Notes in exchange for surrender of unregistered Series A Notes. We will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders. For each of the Series A Notes surrendered to us pursuant to the Exchange Offer, the holder who surrendered that Series A Note will receive a Series B Note having a principal amount equal to that of the surrendered Series A Note. Interest on each Series B Note will accrue: (A) from the later of (1) the last interest payment date on which interest was paid on the Series A Note surrendered, or (2) if the Series A Note is surrendered for exchange on a date between the record date for an interest payment and that interest payment date, the interest payment date; or (B) if no interest has been paid on that Series A Note, from the Issue Dates.

        Under existing interpretations by the SEC staff contained in several no-action letters to third parties, the Series B Notes will be freely transferable by the holders of the Series B Notes (other than our affiliates) after the Exchange Offer without further registration under the Securities Act; provided, however, that each holder that wishes to exchange its Series A Notes for Series B Notes will be required to represent (1) that any Series B Notes to be received by it will be acquired in the ordinary course of its business, (2) that at the time of the commencement of the Exchange Offer, it had no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Series B Notes in violation of the Securities Act, (3) that it is not an "affiliate" (as defined in Rule 405 promulgated under the Securities Act) of iStar Financial, (4) if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes and (5) if the holder is a broker-dealer (a "participating broker-dealer") that it will receive Exchange Notes for its own account in exchange for Notes that were acquired as a result of market-making or other trading activities, and that it will deliver a prospectus in connection with any resale of the Series B Notes. We will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of Series B Notes.

        If (1) because of any change in law or in currently prevailing interpretations by the SEC staff, we are not permitted to effect an Exchange Offer, (2) the Exchange Offer is not consummated within 210 days from the date that the Series A Notes are issued, (3) in certain circumstances, certain holders of unregistered Exchange Notes so request in writing or (4) in the case of any holder that participates in the Exchange Offer, that holder does not receive Series B Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of iStar Financial or within the meaning of the Securities Act), then in each case, we will (a) promptly deliver to the holders and the Trustee written notice thereof and (b) at our sole expense, (x) as promptly as practicable, file a shelf registration statement covering resales of the Series A Notes, and (y) use our reasonable best efforts to keep the shelf registration statement effective until the earlier of two years after the Issue Date or the time that all of the applicable Series A Notes have been sold under it. We will, in the event that a shelf registration statement is filed, provide to each holder copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement for the Series A Notes has become effective and take certain other actions to permit unrestricted resales of the Series A Notes. A holder that sells Series A Notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations).

        If we fail to meet the targets listed above, then additional interest (the "Additional Interest") shall become payable in respect of the Series A Notes as follows:

  (1)
  if (A) neither the Exchange Offer Registration Statement nor the shelf registration statement is filed with the SEC on or prior to the date 90 days from the Issue Dates, or (B) notwithstanding that we have consummated or will consummate an Exchange Offer, we are required to file a shelf registration statement and that shelf registration statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such required filing date, Additional Interest will accrue on the principal amount of the Series A Notes at a rate of 0.25% per annum for the first 90 days immediately following each filing date, the Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

  (2)
  if (A) neither the Exchange Offer Registration Statement nor the shelf registration statement is declared effective by the SEC on or prior to the date 180 days after the date that the Series A Notes are issued, or (B) notwithstanding that we have consummated or will consummate an Exchange Offer, we are required to file a shelf registration statement and that shelf registration statement is not declared effective by the SEC on or prior to the date required by the Registration Rights Agreement, then, commencing on the date after either required effective date, Additional Interest will accrue on the principal amount of the Series A Notes at a rate of 0.25% per annum for the first 90 days immediately following such date, the Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

  (3)
  if (A) we have not exchanged Series B Notes for all Series A Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to the date 210 days after the date the Series A Notes are issued, or (B) applicable, the shelf registration statement has been declared effective but the shelf registration statement ceases to be effective at any time prior to the second anniversary of the Issue Date (other than after such time as all Series B Notes have been disposed of under the shelf registration statement), then Additional Interest will accrue on the principal amount of the Series A Notes that are the subject of the default at a rate of 0.25% per annum for the[nc_cad,136]first 90 days commencing on (x) the date 210 days after the date the Series A Notes are issued, in the case of (A) above, or (y) the day the shelf registration statement ceases to be effective, in the case of (B) above, the Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period;

provided, however, that the Additional Interest rate on the Series A Notes may not under any circumstance accrue under more than one of the foregoing clauses (1)-(3) at any one time and at no time shall the aggregate amount of Additional Interest accruing pursuant to the foregoing clauses

(1)-(3) exceed in the aggregate 1.0% per annum; and provided, further, however, that (a) upon the filing of the Exchange Offer Registration Statement or a shelf registration statement (in the case of clause (1) above), (b) upon the effectiveness of the Exchange Offer Registration Statement or a shelf registration statement (in the case of clause (2) above), or (c) upon the exchange of Series B Notes for all Series A Notes tendered (in the case of clause (3)(A) above), or upon the effectiveness of the shelf registration statement which had ceased to remain effective (in the case of clause (3)(B) above), Additional Interest on the Series A Notes as a result of that clause (or the relevant subclause thereof), as the case may be, will cease to accrue. Additional Interest will be payable when, and to the person to whom, stated interest is due (including, if applicable, upon redemption of Series A Notes or when Series A Notes are tendered following a change in control).

Terms of the exchange offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will issue Series B Notes in exchange for all Series A Notes which are validly tendered prior to 5:00 p.m., New York City time, on the expiration date (as defined below) and not withdrawn. The principal amount of the Series B Notes issued in the exchange will be the same as the principal amount of the Series A Notes for which they are exchanged. Holders may tender some or all of their Series A Notes in response to the exchange offer.

        However, Series A Notes may be tendered only in multiples of $1,000. See "Description of the Series B Notes."

        The form and terms of the Series B Notes will be the same in all material respects as the form and terms of the Series A Notes, except that (1) the Series B Notes will be registered under the Securities Act and hence will not bear legends regarding restrictions on transfer and (2) because the Series B Notes will be registered, holders of Series B Notes will not be, and upon the consummation of the exchange offer, except under limited circumstances, holders of Series A Notes will no longer be, entitled to rights under the registration rights agreement intended for holders of unregistered securities.

        Series A Notes which are not tendered for exchange or are tendered but not accepted in the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any registration rights under the registration rights agreement.

        We will be deemed to accept all the Series A Notes which are validly tendered and not withdrawn when we give oral or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving Series B Notes from us.

        If any tendered Series A Notes are not accepted for exchange because of an invalid tender or otherwise, certificates for those Series A Notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

        Holders who tender Series A Notes in response to the exchange offer will not be required to pay brokerage commissions or fees or, except as described in the instructions in the letter of transmittal, transfer taxes. We will pay all charges and expenses, other than certain taxes described below, in connection with the exchange offer. See "—Fees and Expenses."

Expiration date; extension; termination; amendments

        The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2007, unless we extend it by notice to the exchange agent. We reserve the right to extend the exchange offer at its discretion. If we extend the exchange offer, the term "expiration date" will mean the time and date on which the exchange offer as extended will expire. We will notify the exchange agent of any extension by oral or written notice and will make a public announcement of any extension, not later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

Procedures for tendering

        Only a holder of Series A Notes may tender Series A Notes in response to the exchange offer. To tender Series A Notes, the holder must complete, sign and date the letter of transmittal, or a facsimile of one, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or facsimile of one, together with the Series A Notes (unless the tender is being effected using the procedure for book-entry transfer described below) and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

        Any financial institution that is a participant in DTC's Book-Entry Transfer Facility System may make book-entry delivery of Series A Notes by causing DTC to transfer the Series A Notes into the exchange agent's account in accordance with DTC's transfer procedure. If delivery of Series A Notes is effected through book-entry transfer into the exchange agent's account at DTC, a letter of transmittal (or a facsimile of one), is not required to be signed and delivered to the exchange agent. However, book-entry confirmation of transfer of the Series A Notes to be exchanged must be received by the exchange agent's account prior to 5:00 p.m., New York City time, on the expiration date.

        DELIVERY OF A PHYSICAL DOCUMENT TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. ONLY BOOK-ENTRY CONFIRMATIONS ARE TO BE MADE THROUGH DTC.

        A tender of Series A Notes by a holder will constitute an agreement by the holder to transfer the Series A Notes to us in exchange for Series B Notes on the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        The method of delivering Series A Notes and the letter of transmittal and any other required documents to the exchange agent is at the election and risk of the holder. It is recommended that holders use overnight or hand delivery services. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration time. No letter of transmittal or Series A Notes should be sent to us. Holders may ask their brokers, dealers, commercial banks, trust companies or nominees to assist them in effecting tenders.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the Series A Notes are being tendered for the account of an eligible institution. An eligible institution is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program.

        If the letter of transmittal or any Series A Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should so indicate when signing, and we may require that evidence satisfactory to us of their authority to sign be submitted with the letter of transmittal.

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Series A Notes will be determined by us in our sole discretion, and that determination will be final and binding. We reserve the right to reject any Series A Notes which are not properly tendered or the acceptance of which we believe might be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Series A Notes, without being required to waive the same defects, irregularities or conditions as to other Series A Notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A Notes must be cured by the expiration date, or by such later time as we may determine. Although we intend to request the exchange agent to notify holders of defects or irregularities with respect to tenders of Series A Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Series A Notes will not be deemed to have been made until all defects and irregularities have been cured or waived. Any Series A Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

        We have the right (subject to limitations contained in the indenture) (1) to purchase or make offers for any Series A Notes that remain outstanding after the expiration date and (2) to the extent permitted by applicable law, to purchase Series A Notes in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

        By tendering, a holder will be representing to us that the person who will acquire the Series B Notes being issued as a result of the exchange offer (whether or not that is the holder) will be acquiring them in the ordinary course of that person's business and that neither the holder nor any such other person has an arrangement or understanding with any person to participate in a distribution of the Series B Notes or is an "affiliate" of ours (as defined in Rule 405 under the Securities Act). If the holder is a broker-dealer that will receive Series B Notes for its own account in exchange for Series A Notes that were acquired as result of market-making activities or other trading activities, the holder will, by tendering, acknowledge that it will deliver a prospectus in connection with any resale of those Series B Notes.

Guaranteed delivery procedures

        Holders who wish to tender their Series A Notes and (1) whose Series A Notes are not immediately available, or (2) who cannot deliver their Series A Notes or any other required documents to the exchange agent or cannot complete the procedure for book-entry transfer prior to the expiration date, may effect a tender if:

  (a)
  The tender is made through an eligible institution;

  (b)
  Prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand) setting forth the name and address of the eligible holder, the certificate number(s) of the Series A Notes (if available) and the principal amount of Series A Notes tendered, together with a duly executed letter of transmittal (or a facsimile of one), stating that the tender is being made by that notice of guaranteed delivery and guaranteeing that, within five business days after the expiration date, the certificate(s) representing the Series A Notes (or confirmation of a book-entry transfer into the exchange agent's account at DTC) and any other documents required by the letter of transmittal will be delivered to the exchange agent; and

  (c)
  The certificate(s) representing all the tendered Series A Notes (or confirmation of a book-entry transfer into the exchange agent's account at DTC) and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

Upon request to the exchange agent, a form of notice of guaranteed delivery will be sent to holders who wish to use the guaranteed delivery procedures described above.

Withdrawal of tenders

        Except as otherwise described below, tenders of Series A Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date, unless the Series A Notes have already been accepted for exchange.

        To withdraw a tender of Series A Notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, and before the Series A Notes have been accepted for exchange by us. Any notice of withdrawal must (i) specify the name of the person who deposited the Series A Notes to be withdrawn, (ii) identify the

Series A Notes to be withdrawn (including the certificate numbers and principal amounts of the Series A Notes), (iii) be signed by the depositor in the same manner as the signature on the letter of transmittal by which the Series A Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the Series A Notes into the name of the person who withdraws the tender, and (iv) specify the name in which the withdrawn Series A Notes are to be registered, if different from that of the depositor. All questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices will be determined by us in our sole discretion, and that determination will be final and binding on all parties.

        Any Series A Notes which are withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no Series B Notes will be issued with respect to those Series A Notes unless they are validly re-tendered. Any Series A Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Series A Notes may be re-tendered at any time prior to the expiration date.

Fees and expenses

        We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation of tenders is being made by mail. However, solicitations also may be made by telecopy, telephone or in person by officers and regular employees of ours and our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the Series A Notes and in handling or forwarding tenders for exchange. We will pay the other expenses incurred in connection with the exchange offer, including fees and expenses of the trustee, accounting and legal fees and printing costs.

        We will pay all transfer taxes, if any, applicable to the exchange of Series A Notes for Series B Notes pursuant to the exchange offer. If, however, certificates representing Series B Notes or Series A Notes for principal amounts which are not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, a person other than the registered holder of the Series A Notes tendered, or if tendered Series A Notes are registered in the name of a person other than the person who signs the letter of transmittal, or if a transfer tax is imposed for any other reason, other than the exchange of Series A Notes for Series B Notes pursuant to the exchange offer, the tendering holder must pay the transfer taxes (whether imposed on the registered holder or any other person). Unless satisfactory evidence of payment of transfer taxes or exemption from the need to pay them is submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder. We may refuse to issue Series B Notes in exchange for Series A Notes, or to return certificates evidencing Series A Notes which are not exchanged, until we receive evidence satisfactory to us that any transfer taxes payable by the holder have been paid.

Certain U.S. federal income tax consequences

        The exchange of the Series A Notes for the Series B Notes in the exchange offer should not constitute an exchange for U.S. federal income tax purposes. Consequently, for U.S. federal income tax purposes, (1) no gain or loss should be recognized by a U.S. Holder upon receipt of a Series B Note in exchange for a Series A Note; (2) the holding period of a Series B Note should include the holding period of the Series A Note for which it is exchanged; and (3) the adjusted tax basis of a Series B note should be the same as the adjusted tax basis of the Series A Note for which it is exchanged. Even if the exchange of a Series A Note for a Series B Note were treated as an exchange for U.S. federal income tax purposes, such exchange should constitute a non-taxable recapitalization for federal income tax purposes. In such a case, a Series B Note would have the same issue price as a Series A Note and a U.S. Holder would have the same adjusted tax basis and holding period in the Series B Note as it had in the Series A Note immediately before the exchange. A "U.S. Holder" means a person who is, for U.S. federal income tax purposes, (1) a citizen or resident of the United States; (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States; or (3) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Consequences of failure to exchange Series A Notes

        If a holder does not exchange Series A Notes for Series B Notes in response to the exchange offer, the Series A Notes will continue to be subject to the restrictions on transfer described in the legend on the certificate evidencing the Series A Notes, and will not have the benefit of any agreement by us to register Series A Notes under the Securities Act. In general, notes may not be offered or sold, unless the sale is registered under the Securities Act, or unless the offer and sale are exempt from, or not subject to, the Securities Act or any applicable state securities laws.

        Participation in the exchange offer is voluntary and holders should carefully consider whether to accept the exchange offer and tender their Series A Notes. Holders of Series A Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

Accounting treatment

        The Series B Notes will be recorded in our accounting records at the same carrying value as the Series A Notes on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. We will amortize the expenses of the exchange offer over the term of the Series B Notes.

Exchange agent

        U.S. Bank Trust National Association has been appointed as exchange agent for the exchange offer. All correspondence in connection with the exchange offer and the letter of transmittal should be addressed to the exchange agent, as follows:

BY FACSIMILE:	BY OVERNIGHT COURIER:	BY REGISTERED OR CERTIFIED MAIL:
U.S. Bank Trust National Association Attn: Specialized Finance (651) 495-8158 To Confirm Receipt: (800) 934-6802	U.S. Bank Trust National Association Corporate Trust Services EP-MN-WS-2N 60 Livingston Avenue St. Paul MN 55107 Attn: Specialized Finance	U.S. Bank Trust National Association Corporate Trust Services EP-MN-WS-2N 60 Livingston Avenue St. Paul, MN 55107 Attn: Specialized Finance

        Requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent.

BOOK ENTRY; DELIVERY AND FORM

        The certificates representing the Series B Notes will be issued in fully registered form without interest coupons.

        Series B Notes sold in reliance on Rule 144A will initially be represented by one or more permanent global Series B Notes in fully registered form without interest coupons (each a "Restricted Global Note") and will be deposited with the Trustee as a custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of such depositary.

        Series B Notes sold in offshore transactions in reliance on Regulation S under the Securities Act will be represented by permanent global Series B Notes (each a "Regulation S Global Note"). Beneficial interests in a Restricted Global Note may be transferred to a person who takes delivery in the form of an interest in a Regulation S Global Note only upon receipt by the Trustee of a written certification to the effect that such transfer is being made in accordance with Regulation S.

        Any beneficial interest in a Regulation S Global Note or a Restricted Global Note (each a "Global Note") that is transferred to a person who takes delivery in the form of an interest in a Restricted Global Note or a Regulation S Global Note, respectively, will, upon transfer, cease to be an interest in the type of Global Note previously held and become an interest in the other type of Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other type of Global Note for as long as it remains such an interest.

        The Global Notes (and any Notes issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein and in the Indenture and will bear the legend regarding such restrictions set forth under the heading "Notice to Investors" herein. Subject to such restrictions, QIBs or non-U.S. purchasers may elect to take physical delivery of their certificates (each a "Certificated Security") instead of holding their interests through the Global Notes (and which are then ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers"). Upon the transfer to a QIB of any Certificated Security initially issued to a Non-Global Purchaser, such Certificated Security will, unless the transferee requests otherwise or the Global Notes have previously been exchanged in whole for Certificated Securities, be exchanged for an interest in the Global Notes. For a description of the restrictions on transfer of Certificated Securities and any interest in the Global Notes, see "Notice to Investors."

The Global Notes

        We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchaser and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

        So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Notes.

        Payments of the principal of, premium (if any), interest (including Additional Interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

        DTC has advised us that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants and which will be legended as set forth under the heading "Transfer Restrictions."

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

        Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if requested by a holder of such interests or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days.

        U.S. INTERNAL REVENUE SERVICE CIRCULAR 230 NOTICE: TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT (I) ANY DISCUSSION OF U.S. FEDERAL INCOME TAX MATTERS CONTAINED OR REFERRED TO IN THIS OFFERING MEMORANDUM OR ANY DOCUMENT REFERRED TO HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED AND (II) SUCH DISCUSSION IS WRITTEN FOR USE IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. PROSPECTIVE INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of (i) the anticipated material U.S. federal income tax consequences expected to result from the purchase, ownership and disposition of the Series B Notes by holders who acquired the Series A Notes exchanged therefor at original issuance for the issue price (the first price at which a substantial amount of the Notes is sold to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers) and who hold the Series B Notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) the material U.S. federal income tax consequences related to our election to be treated as a REIT under the Code.

        This discussion is based on the Code, current, temporary and proposed Treasury regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the "IRS"), and court decisions, all as of the date of this offering memorandum. The administrative interpretations and practices of the IRS upon which this summary is based include its practices and policies as expressed in private letter rulings which are not binding on the IRS, except with respect to the taxpayers who requested and received such rulings. Future legislation, Treasury regulations, administrative interpretations and practices and court decisions may affect the tax consequences contained in this summary, possibly on a retroactive basis. We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment or the tax consequences contained in this summary, and the statements in this offering memorandum are not binding on the IRS or a court. Thus, we can provide no assurance that the tax consequences contained in this summary will not be challenged by the IRS or sustained by a court if so challenged.

        The U.S. federal income tax treatment of a holder of Notes may vary depending upon such holder's particular situation. Certain holders (including, but not limited to, banks, certain financial institutions, persons who mark-to-market the Series B Notes, partnerships or other passthrough entities, insurance companies, broker-dealers, expatriates and persons holding the Series B Notes as part of a "straddle," "hedge" or "conversion transaction") may be subject to special rules not discussed below.

        INVESTORS SHOULD CONSULT THEIR TAX ADVISORS AS TO OUR ELECTION TO BE TREATED AS A REIT AND THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE SERIES B NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS OR TAX TREATIES.

        As used herein, the term "U.S. Holder" means a beneficial owner of Series B Notes that is for U.S. federal income tax purposes:

  •
  a individual citizen or resident of the United States,

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  a corporation or other entity treated as a corporation created or organized in or under the laws of the United States or of any political subdivision thereof,

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  an estate whose income is subject to U.S. federal income tax regardless of its source,

  •
  a trust, if both: (1) a court within the United States is able to exercise primary supervision over the administration of the trust; and (2) one or more United States persons have the authority to control all substantial decisions of the trust, or

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  one of certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons.

        As used herein, the term "Non-U.S. Holder" means a beneficial owner of Notes that is, for U.S. federal income tax purposes, a nonresident alien or a corporation, estate or trust that is not a U.S. Holder.

Taxation of U.S. Holders

        Payments of Interest.    Interest payments on the Series B Notes will constitute "qualified stated interest." Accordingly, interest on the Series B Notes will be taxable to a U.S. Holder as ordinary income at the time it accrues or is received, in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

        Sale, Retirement or Other Taxable Disposition.    In general, a U.S. Holder of a Series B Note will recognize gain or loss upon the sale, retirement or other taxable disposition of such Series B Note in an amount equal to the difference between:

  •
  the amount of cash and the fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued interest not previously taken into income, which generally will be taxable to a U.S. Holder as ordinary income), and

  •
  the U.S. Holder's adjusted tax basis in such Series B Note.

        A U.S. Holder's tax basis in a Series B Note generally will be equal to the adjusted basis of the Series A Note exchanged therefor (immediately prior to the exchange). Capital gain recognized by a non-corporate U.S. Holder through the year 2010 from the sale of a capital asset that has been held for more than one year generally will be subject to tax at a rate not to exceed 15%, whereas capital gain recognized by a non-corporate U.S. Holder from the sale of a capital asset held for one year or less generally will be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate U.S. Holder will be subject to tax at the ordinary income tax rates applicable to corporations regardless of the corporation's holding period. The deductibility of capital loss is subject to limitations.

Taxation of Non-U.S. Holders

        A Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on payments of interest on a Series B Note (the "portfolio interest exemption") if such payments are not effectively connected with the conduct of a U.S. trade or business, unless such Non-U.S. Holder (i) owns directly, or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) is a controlled foreign corporation related to us, or (iii) is a bank as to which the interest represents interest received on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, in which case such interest will be subject to a 30% withholding tax (unless reduced or eliminated by an applicable treaty). To qualify for the exemption from taxation (or the elimination or reduction of the applicable withholding tax under a treaty), the last

United States payor in the chain of payment prior to payment to a Non-U.S. Holder (the "Withholding Agent") must have received, before payment, a statement that

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  is signed by the Non-U.S. Holder under penalties of perjury,

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  certifies that the Non-U.S. Holder is not a U.S. Holder, and

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  provides the name and address of the Non-U.S. Holder.

        The statement may be made on an IRS Form W-8BEN (or a substantially similar form), and the Non-U.S. Holder must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Series B Note is held through a securities clearing organization or certain other financial institutions, the beneficial owner of the Series B Note must provide the above statement to such organization or institution and the organization or institution must provide to the Withholding Agent a certificate stating that such organization or institution has been provided with a valid IRS Form W-8BEN (or substantially similar form).

        In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any amount which constitutes gain upon sale, retirement or other disposition of a Series B Note, unless the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder or, in the case of a Non-U.S. Holder who is an individual, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met. Certain other exceptions may be applicable, and a Non-U.S. Holder should consult its tax advisor in this regard.

        If interest and other payments received by a Non-U.S. Holder with respect to the Series B Notes (including proceeds from a sale, retirement or other disposition of the Series B Notes) are effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or the Non-U.S. Holder is otherwise subject to U.S. federal income taxation on a net basis with respect to such holder's ownership of the Series B Notes), such Non-U.S. Holder will generally be subject to the rules described above for a U.S. Holder (subject to any modification provided under an applicable income tax treaty). Such Non-U.S. Holder may also be subject to the "branch profits tax" if such holder is a corporation.

Backup Withholding

        Certain non-corporate U.S. Holders may be subject to backup withholding on payments of principal and interest on, and the proceeds of the disposition of, the Series B Notes, if the U.S. Holder:

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  fails to furnish on a properly completed IRS Form W-9 (or substantially similar form) its taxpayer identification number ("TIN"), which, for an individual, would be his or her Social Security number,

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  furnishes an incorrect TIN,

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  is notified by the IRS that it has failed to report payments of interest or dividends, or

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  under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding tax for failure to report interest or dividend payments.

        In addition, such payments of principal, interest and disposition proceeds to U.S. Holders will generally be subject to information reporting. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

        We must report annually to the IRS and to each Non-U.S. Holder any interest on the Series B Notes that is subject to withholding or that is exempt from U.S. withholding tax pursuant to a tax treaty or the portfolio interest exemption. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

        Backup withholding and other information reporting generally will not apply to payments of interest made to a Non-U.S. Holder of a Series B Note who provides a properly completed IRS Form W-8BEN (or substantially similar form) or otherwise establishes an exemption from backup withholding. Payments of principal or the proceeds of a disposition of the Series B Notes by or through a United States office of a broker generally will be subject to backup withholding and information reporting unless the Non-U.S. Holder certifies its status as a Non-U.S. Holder under penalties of perjury (and certain other conditions are met) or otherwise establishes an exemption. Payments of principal or the proceeds of a disposition of the Series B Notes by or through a foreign office of a United States broker or foreign broker with certain relationships to the United States generally will be subject to information reporting, but not backup withholding.

        Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's U.S. federal income tax liability, provided the required information is furnished to the IRS.

Taxation of iStar Financial—General

        We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1998. We believe that we have been organized and have operated in a manner which allows us to to qualify for taxation as a REIT under the Code and we intend to continue to be organized and operate in this manner. Our qualification and taxation as a REIT, however, depend upon our ability to meet, through actual annual operating results, asset requirements, distribution levels, diversity of stock ownership, and the various other REIT qualification tests imposed under the Code. Accordingly, there can be no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See "—Failure to Qualify." Moreover, as discussed below, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code. Accordingly, no assurance can be given that the actual results of our operation for any one taxable year will satisfy the requirements for qualification as a REIT under the Code. See "—Failure to Qualify." No assurance can be given that the IRS will not challenge our qualification as a REIT.

        The sections of the Code that relate to the qualification and taxation of REITs are highly technical and complex. The following describes the material aspects of the sections of the Internal Revenue Code that govern the U.S. federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code.

        Provided we qualify for taxation as a REIT, we generally will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that generally results from an investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when such income is distributed.

        Even if we qualify for taxation as a REIT, however, we will be subject to U.S. federal income taxation as follows:

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  We will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

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  We may be subject to the "alternative minimum tax" on items of tax preference, if any.

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  If we have: (1) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. In general, foreclosure property is property acquired through foreclosure after a default on a loan secured by the property or on a lease of the property.

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  We will be required to pay a 100% tax on any net income from prohibited transactions. In general, prohibited transactions are sales or other taxable dispositions of property, other than foreclosure property, held for sale to customers in the ordinary course of business.

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  If we fail to satisfy the 75% or 95% gross income tests, as described below, but have, nevertheless, maintained our qualification as a REIT, we will be subject to a 100% tax on an amount equal to (1) the greater of either (a) the amount by which we fail the 75% gross income test or (b) the amount by which we fail the 95% gross income test multiplied by (2) a fraction intended to reflect our profitability.

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  If we fail to satisfy any of the REIT asset tests, as described below, by larger than a de minimis amount, but our failure is due to reasonable cause and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or 35% of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

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  If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

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  We will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in REMICs to the extent our shares are held by specified tax-exempt organizations not subject to tax on unrelated business taxable income. Although the law is unclear, similar rules may apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. For a discussion of "excess inclusion income," see "Certain U.S. Federal Income Tax Consequences—Effect of Subsidiary Entities—Taxable Mortgage Pools" and "—Excess Inclusion Income."

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  We will be required to pay a 4% excise tax on the amount by which our annual distributions to our stockholders is less than the sum of: (1) 85% of our ordinary income for the year; (2) 95% of our REIT capital gain net income for the year; and (3) any undistributed taxable income from prior periods.

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  If we acquire an asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset within the ten-year period beginning on the date on which we acquired the asset, then we would be required to pay tax at the highest regular corporate tax rate on this gain to the extent: (1) the fair market value of the asset; exceeds (2) our adjusted tax basis in the asset, in each case, determined as of the date on which we acquired the asset. The results described in this paragraph assume that no election will be made under Treasury regulation Section 1.337(d)-7 for the C corporation to be subject to an immediate tax when the asset is acquired.

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  We will be subject to a 100% tax on any "redetermined rents," "redetermined deductions" or "excess interest." In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a "taxable REIT subsidiary" of our company to any of our tenants. Redetermined deductions and excess interest represent amounts that are deducted by our taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length negotiations.

        In addition, our subsidiaries and we may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, franchise property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

General

        The Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  that issues transferable shares or transferable certificates to its owners;

  (3)
  that would be taxable as a regular corporation, but for its election to be taxed as a REIT;

  (4)
  that is not a financial institution or an insurance company under the Code;

  (5)
  that is owned by 100 or more persons;

  (6)
  not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, as defined in the Code to include certain entities, during the last half of each year; and

  (7)
  that meets other tests, described below, regarding the nature of its income and assets, and the amount of its distributions.

        The Code provides that conditions (1) to (4) must be met during the entire year and that condition (5) must be met during at least 335 days of a year of twelve months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not apply to the first taxable year for which an election is made to be taxed as a REIT.

        We believe that we currently satisfy conditions (1) through (7) above. In addition, our charter provides for restrictions regarding ownership and transfer of our stock. These restrictions are intended to assist us in satisfying the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, our qualification as a REIT would terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to determine the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we would not be disqualified as a REIT.

        In addition, a corporation may not qualify as a REIT unless its taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Effect of Subsidiary Entities

Ownership of a Partnership Interest

        In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's gross income based on its pro rata share of capital interests in the partnership for purposes of the REIT asset and gross income tests described below. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. For purposes of the 10% value test only, however, the determination of a REIT's interest in partnership assets will be based on the REIT's proportionate interest in any securities issued by the partnership, excluding certain securities described in the Code. Thus, our proportionate share of the assets and income of partnerships in which we own an equity interest are treated as our assets and items of income for purposes of applying the REIT asset and gross income requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership's assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in "—Tax Aspects of Investments in Partnerships."

Qualified REIT Subsidiaries

        A "qualified REIT subsidiary" is a corporation, all of the stock of which is owned by a REIT. Under the Code, a qualified REIT subsidiary is not treated as a separate corporation from the REIT. Rather, all of the assets, liabilities, and items of income, deduction, and credit of the qualified REIT subsidiary are treated as the assets, liabilities, and items of income, deduction, and credit of the REIT for purposes of the REIT income and asset tests described below.

Taxable REIT Subsidiaries

        A "taxable REIT subsidiary" is a corporation which, together with a REIT that owns an interest in such corporation, makes an election to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary may earn income that would be nonqualifying income if earned directly by a REIT and is generally subject to full corporate level tax. A REIT may own up to 100% of the stock of a taxable REIT subsidiary.

        Certain restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, if a taxable REIT subsidiary has a debt to equity ratio as of the close of the taxable year exceeding 1.5 to 1, it may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary's adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if a taxable REIT subsidiary pays interest, rent or another amount to a REIT that exceeds the amount that would be paid to an unrelated party in an arm's length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.

Taxable Mortgage Pools

        An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Internal Revenue Code if:

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  substantially all of its assets consist of debt obligations or interests in debt obligations;

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  more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

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  the entity has issued debt obligations that have two or more maturities; and

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  the payments required to be made by the entity on its debt obligations "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets.

        Under Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

        A taxable mortgage pool generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interests in the taxable mortgage pool, the taxable mortgage pool will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT's stockholders. See "—Excess Inclusion Income."

        If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We do not expect that we would form any subsidiary in which we own some, but less than all, of the ownership interests that would become a taxable mortgage pool, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Income Tests

        We must meet two annual gross income requirements to qualify as a REIT. First, each year we must derive at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including "rents from real property" and mortgage interest, or from specified temporary investments. Second, each year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from investments meeting the 75% test described above, or from dividends, interest and gain from the sale or disposition of stock or securities. For these purposes, the term "interest" generally does not include any interest of which the amount received depends on the income or profits of any person. An amount will generally not be excluded from the term "interest," however, if such amount is based on a fixed percentage of gross receipts or sales.

        Any amount includable in gross income by us with respect to a regular or residual interest in a REMIC is generally treated as interest on an obligation secured by a mortgage on real property for purposes of the 75% gross income test. If, however, less than 95% of the assets of a REMIC consist of real estate assets, we will be treated as receiving directly our proportionate share of the income of the REMIC, which would generally include non-qualifying income for purposes of the 75% gross income test. In addition, if we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the principal amount of the loan exceeds the fair market value of the real property on the date we made the mortgage loan, interest income on the loan will be apportioned between the real property and the other property, which apportionment would cause us to recognize income that is not qualifying income for purposes of the 75% gross income test.

        We may make loans that have shared appreciation provisions. To the extent interest on a loan is based on the cash proceeds from the sale or value of property, income attributable to such provision would be treated as gain from the sale of the secured property, which generally should qualify for purposes of the 75% and 95% gross income tests.

        Lease income we receive will qualify as "rents from real property" only if the following conditions are met:

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  The amount of lease income may not be based in whole or in part on the income or profits of any person. "Rents from real property" may, however, include lease income based on a fixed percentage of receipts or sales. Some of the leases we have entered into provide for participation or similar rights in the net cash flow of the leasee in the excess of a threshold amount. Any amount received or accrued that is attributable to any such participation or similar rights would cause all rents received or accrued by us with respect to such lease to fail to qualify as "rents from real property." We have not received or accrued and do not expect to receive or accrue any amount attributable to any participation or similar rights with respect to these leases which, together with other nonqualifying income (for purposes of the 75% or 95% gross income tests) received or accrued during the same taxable year, would have caused or would cause us to violate the 75% or 95% gross income test for that taxable year.

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  Lease income received from a tenant will not qualify as "rents from real property" if iStar Financial, or an actual or constructive owner of 10% or more of iStar Financial, actually or constructively owns 10% or more of such tenant.

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  Lease income attributable to personal property leased in connection with a lease of real property does not exceed 15% of the total lease income received under the lease.

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  We generally may not render services to tenants of the property, other than through an independent contractor from whom we derive no revenue. We may, however, provide services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. In addition, we may provide a de minimis amount of non-customary services. Finally, we may provide certain non-customary services to tenants through a taxable REIT subsidiary.

        We intend to maintain our REIT qualification by monitoring any potential nonqualifying income for purposes of the 75% and 95% gross income tests discussed above. If we fail to satisfy one or both of the 75% or 95% gross income tests for any year, we may still qualify as a REIT if we are entitled to relief under the Code. Generally, we should be entitled to relief if: our failure to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with regulations prescribed by the Treasury.

        It is not possible to state whether in all circumstances we would be entitled to rely on these relief provisions. If these relief provisions do not apply to a particular set of circumstances, we would not qualify as a REIT. As discussed above in "—Taxation of iStar Financial—General," even if these relief provisions apply, and we retain our qualification as a REIT, a tax would be imposed with respect to our income that does not meet the gross income tests. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodically monitoring our income.

Foreclosure Property

        Net income realized by us from foreclosure property would generally be subject to tax at the maximum U.S. federal corporate tax rate (currently 35%). Foreclosure property means real property and related personal property that: (1) is acquired by us through foreclosure following a default on a lease of such property or a default on indebtedness owed to us that is secured by the property; and (2) for which we make an election to treat the property as foreclosure property.

Prohibited Transaction Income

        Any gain realized by us on the sale of any property, other than foreclosure property, held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be prohibited transaction income, and subject to a 100% penalty tax. Prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. While the Code provides standards which, if met, would not result in prohibited transaction income, we may not be able to meet these standards in all circumstances.

Hedging Transactions

        We may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements, or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by us to acquire or own real estate assets, which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test (but generally will constitute non-qualifying gross income for purposes of the 75% income test). To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT.

Excess Inclusion Income

        If we are deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement may be treated as a taxable mortgage pool for U.S. federal income tax purposes. If all or a portion of our company is considered a taxable mortgage pool, our qualification as a REIT generally should not be impaired; however, a portion of our taxable income may be characterized as "excess inclusion income" and allocated to our stockholders. In addition, if we acquire any residual interest in a REMIC, a portion of our income derived from such residual interest may also be characterized as excess inclusion income. Any excess inclusion income:

  •
  could not be offset by net operating losses of a stockholder;

  •
  would be subject to tax as "unrelated business taxable income" to a tax-exempt stockholder;

  •
  would be subject to the application of U.S. federal income tax withholding (without reduction pursuant to any otherwise applicable income tax treaty) with respect to amounts allocable to Non-U.S. stockholders (as defined below); and

  •
  would be taxable (at the highest corporate tax rate) to us, rather than our stockholders, to the extent allocable to our stock held in record name by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations).

Asset Tests

        At the close of each quarter of each of our taxable years, we must satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include real estate mortgages, real property, interests in other REITs and stock or debt instruments held for one year or less that are purchased with the proceeds of a stock offering or a long-term public debt offering. In addition, any regular or residual interests we hold in a REMIC are generally treated as a real estate asset for purposes of the asset tests described above. If, however, less than 95% of the assets of a REMIC consist of real estate assets, we will be treated as holding our proportionate share of the assets of the REMIC, which generally would include assets both qualifying and not qualifying as real estate assets. Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset class. Third, of the investments included in the 25% asset class and, except for investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer's securities that we hold may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer. Fourth, not more than 20% of the value of our total assets may be represented by securities in one or more taxable REIT subsidiaries.

        The 5% and 10% asset tests do not apply to securities of taxable REIT subsidiaries, qualified REIT subsidiaries or securities that are "real estate assets" for purposes of the 75% gross asset test described above. The 10% value test does not apply to certain "straight debt" and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT's interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership, (b) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% REIT gross income test, and (c) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT's interest as a partner in the partnership.

        For purposes of the 10% value test, "straight debt" means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our "controlled taxable REIT subsidiaries" as defined in the Code, hold any securities of the corporate or partnership issuer which: (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer's outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

        We expect that any real property and temporary investments that we acquire will generally be qualifying assets for purposes of the 75% asset test, except to the extent that less than 95% of the assets of a REMIC in which we own an interest consists of "real estate assets." Mortgage loans will generally be qualifying assets for purposes of the 75% asset test to the extent that the principal balance of each mortgage loan does not exceed the value of the associated real property.

        The asset tests must be satisfied not only on the last day of the calendar quarter in which we acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities of such issuer. After initially meeting the asset tests at the close of any quarter, we will not lose our qualification a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of the quarter. If we fail the 5% asset test or the 10% asset test at the end of any quarter, and the such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally, within six months after the last day of the quarter in which our identification of the failure to satisfy those asset tests occurred) to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests, or our failure of the 5% and 10% asset tests is in excess of this amount, as long as the failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the thirty day cure period, by taking steps, including the disposition of sufficient assets to meet the asset tests (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), and paying a tax equal to the greater of $50,000 or 35% of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the relevant asset test.

        We believe that our holdings of securities and other assets will comply with the foregoing REIT asset test requirements, and we intend to monitor our compliance with such tests on an ongoing basis. However, the values of some of our assets may not be precisely valued, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our assets do not meet the requirements of the REIT asset tests.

Annual Distribution Requirements

        To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of: (1) 90% of our "REIT taxable income"; and (2) 90% of our after tax net income, if any, from foreclosure property; minus (3) the excess of the sum of certain items of non-cash income over 5% of our "REIT taxable income." In general, "REIT taxable income" means taxable ordinary net income without regard to the dividends paid deduction.

        We are required to distribute income in the taxable year in which it is earned, or in the following taxable year if such dividend distributions are declared in October, November or December of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year. Such distributions are treated as paid by us and received by our stockholders on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return and paid on or before our first regular dividend payment following such declaration, provided such payment is made during the twelve-month period following the close of our taxable year. These distributions are taxable to holders of common stock in the year in which paid, even though these distributions relate to our prior year for purposes of our 90% distribution requirement. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our "REIT taxable income," we will be subject to tax at regular corporate tax rates.

        From time to time we may not have sufficient cash or other liquid assets to meet the above distribution requirements due to timing differences between the actual receipt of cash and payment of expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, in order to meet the REIT distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable stock dividends.

        Under certain circumstances, we may be able to rectify a failure to meet a distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being subject to tax on amounts distributed as deficiency dividends. We will be required, however, to pay interest based upon the amount of any deduction claimed for deficiency dividends. In addition, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute each year at least the sum of 85% of our ordinary income for the year, 95% of our capital gain income for the year, and any undistributed taxable income from prior periods.

Recordkeeping Requirements

        We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualifications as a REIT.

Failure to Qualify

        In the event we violate a provision of the Code that would result in our failure to qualify as a REIT, specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause, (2) we pay a penalty of $50,000 for each failure to satisfy the provision and (3) the violation does not include a violation of the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause.

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code do not apply, we will be subject to tax, including any applicable alternative minimum tax, and possibly increased state and local taxes, on our taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, we would also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to statutory relief.

Tax Aspects of Investments in Partnerships

General

        We may hold investments through entities that are classified as partnerships for U.S. federal income tax purposes. In general, partnerships are "pass-through" entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on such items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT gross income tests, based on our capital interest in such partnership, and we will include our share of partnership items in our computation of our taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Code). See "—Effect of Subsidiary Entities—Ownership of a Partnership Interest" above. Consequently, to the extent that we hold an equity interest in a partnership, the partnership's assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification

        The investment by us in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, would be subject to an entity-level tax on its net income. In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in "—Requirements for Qualification as a REIT—Asset Tests" and "—Income Tests" above, and in turn could prevent us from qualifying as a REIT. See "—Requirements for Qualification as a REIT—Failure to Qualify," above, for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of our subsidiary partnerships for U.S. federal income tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Allocations with Respect to Partnership Properties

        Under the Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property and the adjusted tax basis of such property at the time of the contribution (a "book-tax difference"). Such allocations are solely for U.S. federal income tax purposes and do not affect the partnership's capital accounts or the other economic or legal arrangements among the partners.

        To the extent that any of our subsidiary partnerships acquire appreciated (or depreciated) properties by way of capital contributions, allocations would need to be made in a manner consistent with these requirements. As a result, we could be allocated greater or lesser amounts of depreciation and taxable income in respect of such contributed properties than would have been the case if all of the partnership's assets had been acquired in exchange for cash at their agreed upon fair market value.

State, Local and Foreign Taxation

        We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences summarized above. In addition, your state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences summarized above. Consequently, you should consult your tax advisor regarding the effect of state, local and foreign tax laws on an investment in our securities.

Possible Legislative or Other Actions Affecting REITs

        The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to the tax law, which may have retroactive application, could adversely affect us and our investors. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax law applicable to us or our investors will be changed.

SALES OF SERIES B NOTES RECEIVED BY BROKER-DEALERS

        Each broker-dealer that receives Series B Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. The prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with sales of Series B Notes received in exchange for Series A Notes which were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. Any broker-dealers required to use this prospectus and any amendments or supplements to this prospectus for resales of the Series B Notes must notify us of this fact by checking the box on the letter of transmittal requesting additional copies of these documents.

        Notwithstanding the foregoing, we are entitled under the registration rights agreements to suspend the use of this prospectus by broker-dealers under specified circumstances. For example, we may suspend the use of this prospectus if:

  •
  the SEC or any state securities authority requests an amendment or supplement to this prospectus or the related registration statement or additional information;

  •
  the SEC or any state securities authority issues any stop order suspending the effectiveness of the registration statement or initiates proceedings for that purpose;

  •
  we receive notification of the suspension of the qualification of the Series B Notes for sale in any jurisdiction or the initiation or threatening of any proceeding for that purpose;

  •
  the suspension is required by law; or

  •
  an event occurs which makes any statement in this prospectus untrue in any material respect or which constitutes an omission to state a material fact in this prospectus.

        If we suspend the use of this prospectus, the 90-day period referred to above will be extended by a number of days equal to the period of the suspension.

        We will not receive any proceeds from any sale of Series B Notes by broker-dealers. Series B Notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on those notes or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the Series B Notes. Any broker-dealer that resells Series B Notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the Series B Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of Series B Notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker- dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The legality of the Notes will be passed upon for us by Clifford Chance US LLP, New York, New York.

EXPERTS

        The financial statements, financial statement schedules and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) as of December 31, 2005 and 2004, and for each of the three years ended December 31, 2005, incorporated in this offering memorandum by reference to our Current Report on Form 8-K dated September 13, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC's Internet Web site at http://www.sec.gov.

        We are "incorporating by reference" into this offering memorandum certain information that we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this offering memorandum, except for any information superseded by information contained directly in this offering memorandum. This offering memorandum incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our finances. The documents are:

  (1)
  Annual Report on Form 10-K for fiscal year ended December 31, 2005.

  (2)
  Quarterly Reports on Form 10-Q for fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.

  (3)
  Definitive Proxy Statement dated April 30, 2006.

  (4)
  iStar Financial Inc.'s Current Reports on Form 8-K dated June 28, 2006, July 27, 2006, September 13, 2006, September 13, 2006, September 20, 2006 and November 9, 2006.

  (5)
  The description of the shares of common stock contained in the Registration Statement on Form 8-A on October 5, 1999.

        Whenever after the date of this prospectus we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, those reports and documents will be deemed to be part of this offering memorandum from the time they are filed. If anything in a report or document we file after the date of this prospectus changes anything in it, this prospectus will be deemed to be changed by that subsequently filed report or document beginning on the date the report or document is filed.

        We will provide to each person to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus, but not delivered with this prospectus. We will provide this information at no cost to the requestor upon written or oral request addressed to iStar Financial Inc., 1114 Avenue of the Americas, New York, New York 10036, attention: Investor Relations Department (Telephone: (212) 930-9400).

$889,669,000 5.95% Series B Senior Notes due 2013
and
$500,000,000 Series B Senior Floating Rate Notes due 2009

Offer to exchange 5.95% Series B Senior Notes
due 2013 which have been registered under
the Securities Act for any and all outstanding
5.95% Series A Senior Notes due 2013
and to exchange Series B Senior Floating Rate Notes
due 2009 which have been registered under
the Securities Act for any and all outstanding
Series A Senior Floating Rate Notes due 2009

PROSPECTUS

                        , 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification Of Directors And Officers.

        As permitted by the General Corporation Law of the State of Maryland ("MGCL"), our Amended and Restated Charter ("Charter") provides that an officer, director, employee or agent of our company is entitled to be indemnified for the expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him by reason of any action, suit or proceeding brought against him by virtue of his acting as such officer, director, employee or agent, provided he acted in good faith or in a manner he reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that in any action or suit by or in the right of our company that person shall be indemnified only for the expenses actually and reasonably incurred by him and, if that person shall have been adjudged to be liable for negligence or misconduct, he shall not be indemnified unless and only to the extent that a court of appropriate jurisdiction shall determine that such indemnification is fair and reasonable.

Item 21. Exhibits And Financial Statement Schedules.

1.1*	Purchase Agreement, dated September 13, 2006, by and among iStar Financial Inc. (the "Company"), Barclays Capital, Bear, Stearns & Co. Inc., and Deutsche Bank Securities Inc., (the "Initial Purchasers").
4.1*	Indenture, dated as of September 22, 2006, by and among the Company and U.S. Bank Trust National Association (the "Trustee"), including Form of 5.95% Series A Senior Notes due 2013 (Incorporated by reference to the Quarterly Report on Form 10-Q for the period ended September 30, 2006).
4.2*	Registration Rights Agreement, dated as of September 22, 2006, by and among the Company and the Initial Purchasers.
4.3*	Indenture dated as of September 18, 2006, by and among the Company and the Trustee, including Form of Series A Senior Floating Rate Notes due 2013 (Incorporated by reference to the Quarterly Report on Form 10-Q for the period ended September 30, 2006).
4.4*	Registration Rights Agreement, dated as of September 18, 2006, by and among the Company and the Initial Purchasers.
5.1*	Opinion of Clifford Chance US LLP.
8.1*	Opinion of Clifford Chance US LLP as to tax matters.
12.1*	Computation of Ratio of Earnings to fixed charges and Earnings to fixed charges and preferred stock dividends.
21.1*	List of subsidiaries (Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2005.)
23.1*	Consent of Clifford Chance US LLP (Contained in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP.
24.1*	Power of Attorney (Included on signature page).
25.1*	Form T-1 Statement of Eligibility and Qualification, under the Trust Indenture Act of 1939, of U.S. Bank Trust National Association, as trustee.
99.5*	Form of Letter of Transmittal.
99.6*	Form of Notice of Guaranteed Delivery.
99.7*	Form of Exchange Agent Agreement.

*
Previously filed.

Item 22. Undertaking.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (a)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (b)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

  (c)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, each prospectus filed pursuant to Rule 424(b) as part of the registration statement shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (5)
  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (6)
  That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (7)
  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), (11) or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (8)
  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of an included in the registration statement when it becomes effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on January     , 2007.

ISTAR FINANCIAL INC.
By:	/s/ JAY SUGARMAN Name: Jay Sugarman Title: Chairman of the Board and Chief Executive Officer

        Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ JAY SUGARMAN Jay Sugarman	Chairman of the Board and Chief Executive Officer (principal executive officer)	January , 2007
/s/ CATHERINE D. RICE Catherine D. Rice	Chief Financial Officer and Director (principal financial and accounting officer)	January , 2007
/s/ NICHOLAS A. RADESCA Nicholas A. Radesca	Chief Accounting Officer (principal accounting officer)	January , 2007
* Willis Andersen, Jr.	Director	January , 2007
* Glenn R. August	Director	January , 2007
* Robert W. Holman, Jr.	Director	January , 2007
* Robin Josephs	Director	January , 2007
* John G. McDonald	Director	January , 2007
* George R. Puskar	Director	January , 2007
* Jeffrey A. Weber	Director	January , 2007
*	/s/ JAY SUGARMAN Jay Sugarman Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Purchase Agreement, dated September 13, 2006, by and among iStar Financial Inc. (the "Company"), Barclays Capital, Bear, Stearns & Co. Inc., and Deutsche Bank Securities Inc., (the "Initial Purchasers").
4.1*
Indenture, dated as of September 22, 2006, by and among the Company and U.S. Bank Trust National Association (the "Trustee"), including Form of 5.95% Series A Senior Notes due 2013 (Incorporated by reference to the Quarterly Report on Form 10-Q for the period ended September 30, 2006).
4.2*	Registration Rights Agreement, dated as of September 22, 2006, by and among the Company and the Initial Purchasers.
4.3*
Indenture dated as of September 18, 2006, by and among the Company and the Trustee, including Form of Series A Senior Floating Rate Notes due 2013 (Incorporated by reference to the Quarterly Report on Form 10-Q for the period ended September 30, 2006).
4.4*	Registration Rights Agreement, dated as of September 18, 2006, by and among the Company and the Initial Purchasers.
5.1*	Opinion of Clifford Chance US LLP.
8.1*	Opinion of Clifford Chance US LLP regarding tax matters.
12.1*	Computation of Ratio of Earnings to fixed charges and Earnings to fixed charges and preferred stock dividends.
21.1*	List of subsidiaries (Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2005.)
23.1*	Consent of Clifford Chance US LLP (Contained in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP.
24.1*	Power of Attorney (Included on signature page).
25.1*	Form T-1 Statement of Eligibility and Qualification, under the Trust Indenture Act of 1939, of U.S. Bank Trust National Association, as trustee.
99.5*	Form of Letter of Transmittal.
99.6*	Form of Notice of Guaranteed Delivery.
99.7*	Form of Exchange Agent Agreement.

*
Previously filed.

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TABLE OF CONTENTS
Return on Ideas and the iStar Financial logo are registered trade marks of iStar Financial Inc.
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
iSTAR FINANCIAL INC.
The Exchange Offer
The Series B Notes
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
ABSENCE OF PUBLIC MARKET
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF THE SERIES B NOTES
EXCHANGE OFFER; REGISTRATION RIGHTS
BOOK ENTRY; DELIVERY AND FORM
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
SALES OF SERIES B NOTES RECEIVED BY BROKER-DEALERS
LEGAL MATTERS
EXPERTS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX